Exhibit 99.B(p)(40)

PART 9: CODE OF ETHICS AND PERSONAL TRADING

Code of Ethics

Purpose

The purpose of this Code of Ethics Policy is to establish a code of ethics that sets forth the Firm’s standards of business conduct and imposes, among other things, a system for the reporting and review of certain securities transactions by Firm personnel.

Background

Rule 204A-1 under the Advisers Act requires every registered investment adviser to adopt a code of ethics that, at minimum, must:

•                  set forth standards of business conduct reflecting the fiduciary obligations applicable to the adviser and its supervised persons;

•                  include provisions requiring an adviser’s supervised persons to comply with applicable U.S. federal securities laws;

•                  require “access persons” of the adviser to report, and the adviser to review, their personal securities transactions and holdings periodically and obtain the adviser’s approval before investing in any initial public offering or limited offering;

•                  require prompt reporting, to the adviser’s CCO or another designated person, of any violations of the code; and

•                  require the adviser to provide each “supervised person” with a copy of the code and any amendments, and require each recipient to acknowledge, in writing, their receipt thereof.

Scope

This Policy applies to the Firm’s access persons and supervised persons.

Definitions

Access Persons. Access Person means the Firm’s Supervised Persons that (i) have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of certain affiliated mutual funds, or (ii) are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic. The CCO may also designate others as Access Persons as deemed appropriate from time to time.

Supervised Persons. Supervised Person means the Firm’s officers, directors (or other persons occupying a similar status or performing similar functions), or employees, or other persons who provide investment advice on behalf of the Firm and are subject to the supervision and control of the Firm.

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Policy and Procedures

The Firm’s code of ethics includes this Policy, the Access Persons’ Personal Trading Policy, the Insider Trading Policy and the Code of Business Conduct and Ethics for Directors, Officers and Employees (collectively, the “Code of Ethics”). Firm personnel are expected to review and understand the Code of Ethics (and any amendments thereto), and acknowledge their receipt of the Code of Ethics (and any amendments thereto).

The CCO will provide copies of the Code of Ethics (and any amendments thereto) to Firm personnel. Firm personnel are required to promptly report to the CCO violations or suspected violations of the Code of Ethics.

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Access Persons’ Personal Trading Policy

Purpose

The purpose of the Access Persons’ Personal Trading Policy is to establish requirements and restrictions for personal trading by Access Persons to ensure that Access Persons do not use nonpublic information about the Accounts for their direct or indirect personal benefit or in a manner that would not be in the best interests of clients. This standard of business conduct also prohibits what is commonly called “front running.” In addition, Access Persons shall not use their position with the Firm to obtain special treatment or investment opportunities not generally available to the Accounts or the public.

Scope

The requirements and restrictions under the Policy apply to the following accounts:

•                  accounts registered in the name of the Access Person;

•                  accounts in which the Access Person is able to, directly or indirectly, exercise investment or voting control; and

•                  accounts in which the Access Person has a beneficial interest.

Definitions

Access Persons. Access Person means the Firm’s Supervised Persons that (i) have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of certain affiliated mutual funds, or (ii) are involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. The CCO may also designate others as Access Persons as deemed appropriate from time to time.

Supervised Persons. Supervised Person means the Firm’s officers, directors (or other persons occupying a similar status or performing similar functions), or employee, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

Beneficial Interest: Beneficial Interest shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Exchange Act in determining whether a person is subject to the provisions of Section 16 of the Exchange Act and the rules and regulations thereunder. Beneficial ownership generally means having a direct or indirect pecuniary interest in a security. It is presumed that an Access Person has an indirect pecuniary interest in securities held by members of the Access Person’s immediate family sharing the same household. An Access Person should consult with the Compliance Department if he or she is uncertain as to whether he or she has a beneficial ownership interest in a reportable security. Examples of accounts in which the Access Person is considered to have a beneficial interest include, but are not limited to, the following:

•                  accounts registered in the name of the Access Person;

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•                  accounts held by the Access Person’s spouse or other family members living in the same household;

•                  accounts held by a corporation, partnership, or other entity in which the Access Person participates in the investment or voting decisions;

•                  accounts held in trust for the Access Person, their spouse, or other family members living in the same household, where the trustee is the Access Person or those previously listed, and the Access Person is able to participate in the investment or voting decisions; and

•                  accounts held by an investment club, of which the Access Person, their spouse, or other family members living in the same household participate in the investment or voting decisions.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933 (“Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Managed Account: A Managed Account is an account which is managed on a discretionary basis by a registered investment dealer, registered investment adviser, or other investment manager acting in a similar capacity, and for which the Access Person has no ability to direct or influence any trading activity, or vote or influence the voting of any shares held in the account.

Personal Trading Automation (“PTA”) System: The PTA System is the system used by Access Persons to submit personal trade requests for equity securities and equity options. The system reviews the details of the trade along with activity in the Accounts and provides a response to the Access Person as to whether the trade is approved or denied. The system is also used by Access Persons to submit reporting on accounts covered by this Policy, and keeps a record of the securities held in the accounts covered by this Policy as reported by the Access Person.

Policy and Procedures

Summary of Requirements and Restrictions. The requirements and restrictions for personal trading by Access Persons are set out below. In summary, Access Persons are required to:

•                  provide reporting to the Compliance Department on accounts covered by the Policy;

•                  receive approval from the Compliance Department before executing personal trades (certain exemptions apply). Equity trades shall be submitted for approval using the PTA System. All other trades shall be submitted to the Compliance Department for manual review; and

•                  comply with the other restrictions imposed by this Policy.

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Access Person Reporting Requirements. Initial Reporting: Within 10 days of the employee being identified as an Access Person, he or she is required to provide the following:

•                  Acknowledgement of Code of Ethics (which is defined above to mean the Firm’s Code of Ethics Policy, the Access Persons’ Personal Trading Policy, the Insider Trading Policy and the Code of Business Conduct and Ethics for Directors, Officers and Employees): Acknowledge that they have read, understood, and agree to comply with this Policy and with the Code of Ethics;

•                  Initial List of Holdings: Provide a list of the reportable securities held in the accounts covered by this Policy;

•                  Duplicate Trade Confirmations and Account Statements: Instruct their dealer to send duplicate copies of trade confirmations and statements for the accounts covered by this Policy to the Compliance Department; and

•                  Confirmation of Managed Account: If they hold a Managed Account, instruct their dealer to provide confirmation to the Compliance Department that the account satisfies the Managed Account definition under this Policy.

New Account Reporting: When the Access Person opens a new account covered by this Policy, he or she is required to notify the Compliance Department and complete the reporting requirements listed herein as applicable.

Annual Reporting: Annually, within 45 days of each calendar year-end, the Access Person is required to provide the following:

•                  Annual List of Holdings: Provide a list of the securities held in the accounts covered by this Policy; and

•                  Confirmation of Managed Account: If they hold a Managed Account, provide confirmation that the account satisfies the Managed Account definition under the Policy.

Other Reporting: The Access Person is required to provide any further information as may be requested by the Compliance Department for administration of this Policy.

Confidentiality: All information received by the Compliance Department shall be kept confidential and shall be disclosed only as required to administer the Policy or as required by securities regulators or legal authorities. The Access Person and the Compliance Department are required to keep details of personal trade requests confidential (whether the trades are approved or denied), subject to any legal obligation to report the trades under U.S. and Canadian securities legislation.

Personal Trading Restrictions. The following requirements have been adopted to ensure that only personal trades which do not conflict with the best interests of the Accounts and which do not provide a benefit to the Access Person from anticipated Account trading shall be approved.

Pre-clearance of Personal Trades: The Access Person is required to obtain approval from the Compliance Department before executing a personal trade, unless the trade is for an exempt security (set out below), or is for a Managed Account that has been reported to the Compliance

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Department and satisfies the Managed Account definition under the Policy. Equity trades shall be submitted for approval using the PTA System. All other trades shall be submitted to the Compliance Department for manual review. At the time of submitting the trade details for approval, the Access Person is required to certify that they:

•                  do not possess material non-public information relating to the security requested;

•                  are not aware of any proposed trade or investment program relating to the requested security by the Accounts;

•                  believe the requested trade has not been offered because of their position with the Firm and is available to any market participant on the same terms;

•                  believe the requested trade does not contravene any of the prohibited activities set out below; and

•                  will provide any other information concerning the proposed trade as requested by the Compliance Department.

Confirmation of Executed Personal Trades: As soon as practicable, and prior to the dissemination of the final broker confirmations related to the executed personal trades, the Access Person is required to:

•                  enter all executed equity and equity option personal trades into the PTA System; and

•                  manually submit executed trades to the Compliance Department for any personal trades that required manual pre-clearance

Private Placements: Personal trades involving private placements shall not be approved unless, in addition to the requirements for approval of the trade, the Compliance Department is satisfied that the issuer is a private company under the Securities Act (Ontario), and that the Access Person has no reason to believe that the issuer will make a public offering in the foreseeable future. Examples of private placements which may be approved include:

•                  shares, units, or similar evidence of ownership of private companies, private partnerships, and other issuers where the Access Person has a close personal or business relationship with the founder or promoter of the issuer (other than a relationship arising from the Access Person’s position with Mackenzie), and

•                  tax shelters which are generally available on a private placement basis.

Blackout Period: A requested trade will generally not be approved if there is an unfilled order outstanding in a security of the same issuer by any of the Accounts or if there has been trading within the previous business day.

De Minimus and Other Exception Rules: De minimus and other exception rules may be allowed by the Compliance Department to permit a personal trade to proceed where there is no likelihood

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of the trade being contrary to the best interests of the Accounts. The De Minimus Rule has been established as trades of 500 shares, up to a maximum value of $25,000 (whichever is greater) in large cap equity securities as defined by the Compliance Department.

Initial Public Offering and Limited Offerings: Notwithstanding anything to the contrary herein, no Access Person may acquire any direct or indirect beneficial ownership in any securities in an Initial Public Offering or in a Limited offering unless the Firm has authorized the transaction in advance.

Trade Approval Period: The Access Person has five business days, including the date on which the trade is approved, to complete their trade. If any part of the trade is not completed by the end of the trade approval period, the Access Person is required to re-obtain approval before proceeding with the remainder of the trade.

Exempt Securities. The following securities are exempt from the pre-clearance and reporting requirements. The securities have been designated as “exempt” because trading in these securities by Access Persons will generally not affect the price of the securities or limit their availability to the Accounts, or because trading in these securities by the Accounts will not provide a personal benefit to the Access Person.

•                  Direct obligations of the Government of the United States;

•                  Bankers’ acceptance, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreement;

•                  Shares issued by U.S. money market funds;

•                  Shares issued by U.S. open-end funds other than reportable funds;

•                  Shares issued by unit investment trusts that are invested exclusively in one or more U.S. open-end funds, none of which are reportable funds;

•                  Such other securities or instruments as permitted by the SEC or its staff;

•                  Canadian mutual funds as determined by the Compliance Department; and

•                  Shares of IGM Financial Inc.

Prohibited Activities. The following activities are prohibited for Access Persons. An Access Person who is uncertain about whether a particular activity may be prohibited should contact the Compliance Department.

•                  violating U.S. federal securities laws;

•                  violating Canadian securities laws;

•                  communicating non-public information concerning the portfolio holdings, the trading activities, or the ongoing investment programs of the Accounts to any persons within the Firm who are not Access Persons or to any persons outside the Firm;

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•                  using knowledge of an Account’s trading activities to profit by the market effect of such activities (e.g., front running or similar activities);

•                  using their position with the Firm to obtain special treatment or investment opportunities not generally available to the Accounts or the public;

•                  inducing an Account to take, or fail to take, any action because of personal interests;

•                  purchasing an offering which is subject to allocation, such as a new or secondary public offering or a private placement;

•                  trading in a security for which there is an unfilled order outstanding by the Accounts;

•                  using derivatives to evade the restrictions imposed by the Policy;

•                  trading to or from one of the Accounts; and

•                  any other activities that would place the Access Person in a position of conflict with the best interests of the Funds.

Non-Compliance. Access Persons are required to immediately report to the Compliance Department any incidents of non-compliance which come to their attention which may include, but are not limited to, failing to pre-clear a personal trade, maintaining undisclosed accounts, and front running. If the Access Person breaches this Policy, either knowingly or unknowingly, they may be subject to a written warning, a forfeiture of trading profits, a revision of employment responsibilities, a suspension, and/or dismissal. They also may face additional punishment under U.S. or Canadian law. The Access Person is required to cooperate fully in investigations initiated by the Firm under this Policy or by securities regulators or other legal authorities.

Additional Requirements and Restrictions for Portfolio Managers, Portfolio Analysts, and Traders. Access Persons who are portfolio managers, portfolio analysts, and traders are subject to the following requirements and restrictions in addition to those set out above.

Pre-clearance of Personal Trades: At the time of submitting the trade details for approval, the portfolio manager, portfolio analyst, or trader is required to include in their certification that they believe that the requested trade is not an appropriate trade for the Accounts managed by their team and, to the best of their knowledge, there have been no decisions to trade the requested security for the Accounts managed by their team within the next seven business days.

Blackout Period: A requested trade will generally not be approved if there is an unfilled order outstanding in a security of the same issuer by any of the Accounts or if there has been trading within the previous five business days.

Independent Trading Decision: If a portfolio manager personally has registered ownership, can exercise investment or voting control, or has a beneficial interest in a security and wishes to make an initial purchase of a security of the same issuer for any of their managed Account(s), that decision shall be reviewed and confirmed by another portfolio manager or independent person, uninfluenced by any factor other than whether the proposed purchase is in the best interests of the

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Account(s). The initial decision to buy the security for the Account(s) shall be reported to the Compliance Department along with the reasons supporting the decision.

Non-management Members of the Mackenzie Board of Directors. Non-management members of the Firm’s Board of Directors are generally not considered to be Access Persons, however, they shall adhere to the same standards of ethical conduct as Access Persons when they are in possession of non-public information about the Accounts or if they are offered special treatment or investment opportunities not generally available to the Accounts or the public.

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Insider Trading Policy

Purpose

The purpose of this Insider Trading Policy is to prevent the misuse of material nonpublic information by Firm personnel.

Background

Trading securities on the basis of material, nonpublic information or improperly communicating such information to others may expose a person to stringent penalties. The penalties may include criminal sanctions and penalties. The SEC may also recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit windfall (or losses avoided), and/or issue an order permanently barring any person engaging in insider trading from the securities industry.

The law of insider trading is complex. Firm personnel are encouraged to ask questions, which could avoid complex legal problems, costly and burdensome investigations, disciplinary action, and civil and/or criminal penalties. Firm personnel should direct any questions relating to insider trading to the Compliance Department. Firm personnel must also notify the Compliance Department immediately if he or she knows or has reason to believe that a violation of insider trading laws has occurred or is about to occur.

Policy and Procedures

Firm Policy. Buying or selling securities on the basis of material, nonpublic information is prohibited. This would include purchasing or selling (i) for a person’s own account or one in which the such person has beneficial ownership, or (ii) for the account of a client (e.g., the Accounts). If Firm personnel are uncertain as to whether information is “material” or “nonpublic,” such person should refer to this Policy and also consult with the CCO or his/her designee.

Disclosing material, nonpublic information to inappropriate persons, whether or not for consideration (i.e., tipping), is also prohibited. Material, nonpublic information must be disseminated on a “need to know basis” only to appropriate personnel. This would include any confidential discussions between a company and Firm personnel. The CCO or his/her designee should be consulted if a question arises as to who is privy to material, nonpublic information.

Assisting anyone transacting business on the basis of material, nonpublic information through a third party is prohibited.

Who is an “insider”? The concept of “insider” is broad. It includes officers, directors and employees of a publicly traded company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. For example, a temporary insider can include, among others, a company’s outside attorneys, accountants, consultants, bank lending officers, and the employees of such organizations where the company expects such individuals to keep the disclosed nonpublic information confidential and the relationship at least

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implies such a duty (including for example the full-time and part-time employees of a vendor who are subject to a confidentiality agreement). In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services.

What is “Material” Information? Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his/her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact specific inquiries. Firm personnel should direct any questions regarding the materiality of information to the CCO or his/her designee.

Material information often relates to a company’s results and operations, including, for example, offerings, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a security. Information about a significant order to purchase or sell securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

What is “Nonpublic” Information? Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. Information is public after it has become available to the general public, for example, through a public filing with the SEC or some other government agency, announcement in a company’s earnings conference call or at an industry conference, the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely.

What is “Beneficial Ownership”? You will be deemed to have beneficial ownership in a security whenever you obtain benefits substantially equivalent to ownership of the security, or can obtain such benefits at some future time. For example, you will be deemed to have beneficial ownership in any of the following instances, among others:

•                  If you have the power to vote or direct the voting of the security.

•                  If you have the power to dispose, or direct the disposition of, the security.

•                  Generally, you are deemed to have beneficial ownership of securities held in the name of your spouse, a minor child, or other relative (including in-laws, step-children, or step-parents) sharing the same house.

•                  If you have direct or indirect influence or control over the security or purchase or sale of the security. For example, if someone regularly relies on you for your investment advice and generally follows your recommendations, this could give rise to your beneficial ownership in the security.

•                  If you have the opportunity, either directly or indirectly, to profit or share in any profit derived from a transaction in that security.

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The list above is merely illustrative, and does not contain an exhaustive list of conditions that could potentially create beneficial ownership. Furthermore, the concept of beneficial ownership will be construed very broadly under this Policy in order to minimize risk to the Firm, and will be assessed in light of all relevant facts and circumstances. If you have any questions about whether an interest in a security or an account constitutes beneficial ownership, you should contact the Compliance Department. The presumption of beneficial ownership may be rebutted based upon the facts and circumstances of the particular situation. However, such determination may only be made by the CCO.

Identifying Inside Information. Before executing any trade for oneself or others, including any Account, Firm personnel must determine whether he or she has access to material, nonpublic information. Material, nonpublic information can be obtained from any source (not just traditional “insiders”) and may relate to any type of security (not just equities and not just listed securities). If Firm personnel believe that they might have access to material, nonpublic information, such person should immediately take the following steps:

•                  Alert the Compliance Department, so that the applicable company may be placed on the Restricted List if appropriate.

•                  Do not purchase or sell the securities of the company on your own behalf or for others, including any Account.

•                  Do not communicate the information inside or outside of the Firm, other than to the CCO.

The CCO will review the issue, determine whether the information is material and nonpublic, and, if so, what action the Firm should take.

Contacts with Public Companies, Board Representation, and the Risk Created by Mere Access to Material Non-Public Information. Firm personnel may, from time to time, have contacts with public companies as part of the Firm’s business and research efforts and the Firm may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise, however, when Firm personnel, in the course of these contacts, becomes aware of material, nonpublic information. For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors. In such situations, the Firm must make a judgment about its further conduct. To protect oneself and other, including the Firm and its clients, Firm personnel should immediately contact the CCO or his/her designee if he or she believes he or she may have received material, nonpublic information.

The Firm maintains a Restricted List when deemed necessary or appropriate by the CCO or his/her designee. Firm personnel are prohibited from trading in securities on the Restricted List. However, even if a company has not yet been listed on the Restricted List, the Firm may still possess material, nonpublic information regarding that company, and its possession of such information may be imputed to Firm personnel. Accordingly, it is particularly important that Firm personnel who receive or are aware of the Firm’s receipt of such information promptly inform the CCO or his/her designee so that the security can be added to the Restricted List.

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The Compliance Department is responsible for the maintenance of the Restricted List. However, it is the responsibility of Firm personnel to notify the Compliance Department promptly of circumstances that could warrant adding any company to the Restricted List, as well as to regularly update the Compliance Department with respect to developments affecting whether the company should remain on the Restricted List. It is essential that Firm personnel be alert to circumstances that might require a company to be placed on the Restricted List. An issuer ordinarily will be removed from the Restricted List when the Compliance Department determines that it is no longer necessary for the issuer to remain on such list. It is the responsibility of Firm personnel whose activities called for the addition of an issuer to the Restricted List to promptly notify the Compliance Department of circumstances that would warrant removing the issuer from the Restricted List.

When an issuer has been placed on the Restricted List, the Compliance Department may conduct a review of transactions by Firm personnel involving securities of such issuer.

Intentional Receipt of Non-Public Information about Public Issuers; PIPEs and Tender Offers. In addition to the circumstances described above, the Firm might be invited to participate in a private offering of a public equity (a “PIPE”) or a tender offer. The Firm’s receipt of non-public information about a public issuer may limit the Firm’s ability to trade in that issuer’s securities. Only the CCO is authorized to sign confidentiality agreements on the Firm’s behalf in connection with the potential receipt of non-public information, and Firm personnel should consult with the Compliance Department before gaining access to documents or databases, or engaging in conversations, that are expected to yield non-public information. To the extent that the Compliance Department approves the Firm’s receipt of non-public information, the CCO will oversee the implementation of procedures designed to prevent improper transactions involving related Securities.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary movement in the price of the target company’s securities. Second, the SEC has adopted a rule expressly forbidding trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either. Firm personnel must exercise particular caution whenever they become aware of nonpublic information relating to a tender offer.

Front-running. A particular type of insider trading, known as “front-running,” involves a trade in a security by a person on the basis of inside information regarding an anticipated large trade in that security by an entity, with the expectation that the entity’s large trade will have a market-moving effect, in order for the person trading to profit from that market-moving effect. Selling or tipping on the basis of that information in order to avoid losses would also constitute illegal front-running. Front-running is strictly prohibited by this Policy and applicable civil and criminal laws.

Expert Networks. Expert networks are generally used by investors to access “outside experts.” Outside experts may include, among others, industry consultants or current or former officers or executives of particular companies or suppliers. Depending on the type of investor and the focus of the inquiry, expert networks can provide investors with various types of services, ranging from offering general market and company background to forecasting macroeconomic trends. However, these networks may also be used to transmit material, nonpublic information in violation

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of applicable law. Firm personnel must obtain the approval of the CCO or his/her designee before accessing or otherwise participating in these networks.

Actions to Take to Avoid Insider Trading

Responsibilities of Firm Personnel. Firm personnel must make a diligent effort to ensure that a violation of laws against insider trading does not either intentionally or inadvertently occur. In this regard, Firm personnel are responsible for:

•                  Reading, understanding and consenting to comply with the insider trading policies contained in this Policy;

•                  Ensuring that no trading in securities for which they have material, nonpublic information occurs for their own account, for any account in which they have beneficial ownership, for any Account, or for any other account on the basis of such material, nonpublic information;

•                  Not disclosing inside information obtained from any source whatsoever to inappropriate persons, including but not limited to people outside of the Firm, such as family, friends or acquaintances;

•                  Consulting the CCO or his/her designee when questions arise regarding insider trading or when potential violations are suspected;

•                  Advising the Compliance Department of all outside activities, directorships, or significant ownership (over 5%) in a public company, consistent with the Policy.

•                  Reading the Restricted List on a weekly basis, within 24 hours of the circulation of an updated Restricted List and complying with applicable restrictions on trading or tipping in connection with securities on the list.

Failure to comply with these procedures will be grounds for serious disciplinary action, including potentially immediate termination and/or referral to governmental authorities for possible civil or criminal prosecution, as well as fines and penalties.

Security. In order to prevent accidental dissemination of material, nonpublic information, personnel must adhere to the following guidelines.

•                  Restrict access to files that may contain confidential information.

•                  Refrain from discussing sensitive information in public areas, including public areas within the Firm.

•                  Refrain from leaving confidential information on message devices.

•                  Maintain control of sensitive documents, including handouts and copies intended for internal dissemination only.

•                  Ensure that faxes and e-mail messages containing sensitive information are properly sent and stored.

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•                  Do not allow passwords to be given to unauthorized personnel.

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Code of Business Conduct and Ethics For Directors, Officers and Employees

IGM Financial Inc.

Investors Group Inc.

Mackenzie Financial Corporation

Investment Planning Counsel Inc.

Contents

1. Purpose and Scope	1
Your Obligations	2
Consequences of Breach	2
Guidance and Further Information	2
Obligation to Report	3
Board Approval of Waivers	3

2. Behaviour in the Workplace	3
Discrimination	4
Harassment	4
Other Unacceptable Behaviour	5
Reporting Procedures and Discipline	5

3. Personal and Confidential Information	5
Personal Information	5
Confidential Information	5

4. Conflicts of Interest and Corporate Opportunities	6
Outside Business Activities	7

5. Insider Trading and Reporting	7

6. Fair Competition	9
Fair Competition	9

7. Payments, Gifts and Entertainment	10

8. Fraud Prevention	10
Reporting, Investigation and Requests for Information or Assistance	11

9. Integrity of Financial Information and Reporting Concerns	11

10. Anti-Money Laundering	12

11. Records Retention	12

12. Communicating With Others	12
Disclosure of Financial and Corporate Information	12
Requests from Regulators	13
Sales Communications	14
Media Contact	14
Personal Communications	14
Political Involvement	14

13. Use of Company Resources	15

14. Intellectual Property	15
Company Intellectual Property	15
Intellectual Property of Others	15
Reporting and Further Guidance	16

Appendices
A. Privacy Guidelines	17

B. Insider Trading and Reporting Policy	19
C. Accounting Policies	26

In this Code of Business Conduct and Ethics, the term:

•                  “IGM” refers to IGM Financial Inc.

•                  “Company” refers to:

•                 IGM and

•                 Investors Group Inc., Mackenzie Financial Corporation and Investment Planning Counsel Inc., and all of their respective subsidiaries.

•                  “Compliance Officer” refers to

•                 in the case of IGM, the Chief Compliance Officer of IGM and

•                 in the case of a particular Company, the senior compliance officer of that Company as designated by the Chief Compliance Officer of IGM.

1. Purpose and Scope

This Code of Business Conduct and Ethics (the “Code”) sets out standards of business conduct, which must be followed by all directors, officers and employees of IGM and of the Company. This includes directors, officers and employees of subsidiaries in every jurisdiction in which the Company operates, unless a comparable code, approved by the Boards of Directors of the subsidiary and IGM, applies to such subsidiary.

In certain circumstances, the Company may be represented by third parties in the sale, service or administration of our financial products or services. In addition, the Company may contract with third parties to perform specific business functions or services. The Company has established Business Practices and Procedures to help you determine if this Code, certain provisions of this Code, or other appropriate standards of conduct should apply to such third parties. If you are involved in contracting with third parties, you must familiarize yourself with and adhere to these Business Practices and Procedures.

This Code applies to conduct in the workplace or at work-related activities. In addition, directors, officers and employees are reminded that their conduct outside the workplace may reflect upon the Company.

The Company is committed to integrity and ethical behaviour in all we do. High standards of conduct are important in maintaining the trust and confidence of our clients, shareholders, others with whom we do business, and the communities in which we live and work. All directors, officers and employees are Company representatives, and are expected to conduct themselves with both personal and professional integrity.

The Company is committed to fair dealing with all clients, employees, shareholders, suppliers, competitors and other stakeholders. Unfair dealing includes manipulation, concealment, abuse of privileged information, misrepresentation of material facts and other illegal or unethical practices.

This Code is supplemented by Company policies, procedures, guidelines, practices, standards, handbooks, manuals and job aids that apply to you in your position with the Company, which are referred to in this Code as “Business Practices and Procedures.”

Your Obligations

As a condition of your employment or appointment, you must familiarize yourself with, and at all times comply with:

•            this Code;

•            Business Practices and Procedures applicable to you in your position with the Company; and

•            any law or regulation, or external code of conduct, standard or guideline applicable to you in your position with the Company.

This Code may be updated or amended from time to time and any changes will be communicated to you. It is your responsibility to review this Code and any amendments periodically to ensure you are in compliance with it.

Each year, you will be required to acknowledge that you have read this Code, that you understand your obligations under it, and that you agree to comply with it. However, in no event will compliance with this Code create any rights to continued employment or appointment.

Consequences of Breach

If you breach:

•            this Code;

•            any applicable Business Practice and Procedure; or

•            any law or regulation, or external code of conduct, standard or guideline applicable to you in your position with the Company,

you may be subject to disciplinary action, up to and including termination of your employment, appointment or contract with the Company, and you may also be subject to civil and/or criminal sanctions.

Guidance and Further Information

This Code sets out key principles of business conduct that you are required to follow. It cannot address every situation you may encounter. In the event that you encounter a situation for which this Code does not provide specific guidance, the following questions may help you make the right decision:

•            Is it fair and ethical?

•            Is it legal?

•            How would this situation be perceived by a co-worker, a client, a shareholder or a regulator?

•            How would this situation be perceived if it were made public?

•            Are my actions consistent with the overall values described in this Code?

If you are unsure of the legal, ethical or reputational implications of a particular situation, or would like further guidance related to a matter referenced in this Code, you should contact your Compliance Officer. Directors should consult the General Counsel or the Chairman of the Board of IGM.

For officers and employees, Business Practices and Procedures applicable to your specific business area, department, work unit or position are communicated to you by the person to whom you report (your supervisor). If you have questions or need additional information about any

Business Practices and Procedures, you should contact your supervisor.

If you would like further information on the laws and regulations that apply to you in your position with the Company, contact your supervisor, or legal counsel in the Legal Department. Compliance with this Code and the Company’s Business Practices and Procedures will help ensure compliance with applicable laws and regulations.

If you believe there is a conflict between this Code, any Business Practices and Procedures, and any legal or regulatory requirements that apply to you in your position with the Company, you should contact your Compliance Officer for guidance.

Obligation to Report

You must promptly report any known or suspected breach of this Code, any applicable law or regulation or external code of conduct, standard or guideline. If you are an officer or an employee, you should report any breach or suspected breach to the person identified in the applicable Business Practices and Procedures, as well as your Compliance Officer. If you are a director, you should report any breach or suspected breach to the General Counsel or the Chairman of the Board of IGM. This applies whether the breach or suspected breach involves you or another person subject to this Code. In addition, you should report to the person noted above if you become aware of or suspect illegal or unethical conduct by any of the Company’s clients or others with whom we do business that may affect our business relationship with them or the Company’s reputation.

The Company takes all breaches and suspected breaches seriously, and therefore requires that they be investigated and responded to on a timely basis. You must co-operate fully with all such investigations.

The Company will respect the confidentiality of those who raise a concern, subject to its obligation to investigate the concern and any obligation to notify others, including regulators and other authorities and third parties. You may choose to report any concern anonymously; however, you should be aware that the Company’s ability to fully investigate an anonymous report may be limited if it is unable to obtain additional information from you.

You should not attempt to conduct an investigation or verify your suspicions yourself. You need not be certain that an action or inaction breaches this Code, or is otherwise inappropriate, before you raise a concern. Genuine concerns, raised in good faith, will be investigated fully and appropriate action will be taken. The Company will not permit any reprisal, retaliation or disciplinary action to be taken against anyone for raising a concern in good faith. It is a breach of this Code to make a mischievous or malicious report.

Board Approval of Waivers

A waiver of the Code will only be granted in exceptional circumstances and only with the written approval of the Board of Directors of IGM. Any waiver will be disclosed in accordance with securities law.

2. Behaviour in the Workplace

The Company is committed to providing a workplace in which all people are treated with dignity and respect. The Company will not tolerate unlawful discrimination or harassment, or other unacceptable behaviour in the workplace. This applies to your interactions with co-workers, clients, service providers and anyone else you encounter in your work. It applies to conduct in the workplace or in work-related activities, including any office, client premises or location in which Company business is conducted, where Company-related business or social activities take place, or where conduct could potentially have an impact on the workplace or workplace relations.

Discrimination

The Company is committed to providing equal opportunities in employment, appointment and advancement based on appropriate qualifications, requirements and performance, and does not tolerate unlawful workplace discrimination. You must not unlawfully discriminate on the basis of, among other things, age, sex, sexual orientation, race, national origin, religion or disability (“Prohibited Grounds of Discrimination”).

Harassment

The Company does not tolerate sexual harassment or any other form of harassment. Harassment includes any unwelcome comment or conduct related to a Prohibited Ground of Discrimination that might reasonably be expected to cause a person undue offence, where:

•                  submission to the conduct is made either an explicit or implicit term or condition of employment or appointment;

•                  submission to, or rejection of, the conduct by an individual is used as a basis of employment or appointment decisions affecting the individual;

•                  the conduct has the purpose or effect of unreasonably interfering with an individual’s performance; or

•                  the conduct creates an intimidating, hostile or offensive working environment.

Harassment includes conduct that is abusive, threatening, demeaning or humiliating. Harassment may occur even if no offence was intended. Harassment may occur when an individual hears or sees something that he or she finds offensive, even though the person to whom it was directed does not find it unwelcome, or does not make a complaint. Harassment may occur as a result of one incident or a series of incidents.

The following are some examples of behaviour that may be considered harassment:

•                  comments or conduct that disparage or ridicule a person’s age, sex, sexual orientation, race, national origin, religion or disability;

•                  mimicking a person’s accent, speech or mannerisms based on their age, sex, sexual orientation, race, national origin, religion or disability;

•                  sexual remarks, jokes, innuendoes or gestures;

•                  refusing to work with people because of their age, sex, sexual orientation, race, national origin, religion or disability;

•                  unwelcome advances, invitations, propositions or demands of a sexual nature;

•                  unnecessary and unwanted physical contact; and

•                  display or circulation of racist, derogatory, offensive or sexually explicit materials.

Performance management, which deals with performance counseling, discipline or other management actions to address job performance issues or other legitimate employment issues, does not in and of itself constitute harassment.

Other Unacceptable Behaviour

You must treat everyone you deal with in your work for the Company with dignity and respect.

The Company will not tolerate threats, violence or other inappropriate behaviour in the workplace.

The use of alcohol and drugs may have a negative impact on your performance and on the Company’s reputation. Drug and alcohol impairment on the job will be treated as a serious matter. The use or possession of illegal drugs on Company property is prohibited at all times. In addition, alcohol use is prohibited on Company property, except under special circumstances specifically authorized by the Company, such as when alcohol is served at Company sponsored events.

Reporting Procedures and Discipline

The Company promptly and thoroughly investigates all reports of unlawful discrimination, harassment or other unacceptable behaviour in as confidential a manner as possible.

Where the Company determines that unlawful discrimination, harassment or other unacceptable behaviour has occurred, as with any breach of the Code, it will take appropriate disciplinary action against those responsible, which may include dismissal. The Company will not tolerate retaliation or retribution against anyone for reporting unlawful discrimination, harassment or other unacceptable behaviour in good faith.

If you believe you are being subjected to unlawful discrimination, harassment or other unacceptable behaviour, or if you observe or receive a complaint regarding such behaviour, you should report it to your supervisor or to the Human Resources Department. For additional information on how to report complaints, please consult the applicable Business Practices and Procedures.

3. Personal and Confidential Information

Personal Information

The Company respects the privacy of personal information received from clients, employees, and other individuals. Personal information may include a wide range of information, such as an individual’s home address and phone number, family and employment status, health information, and financial information.

You are required to comply with the Privacy Guidelines, which are appended to this Code.

Any questions about Business Practices and Procedures related to the collection, use and disclosure of personal information that apply to you in your position with the Company should be directed to your supervisor, or your Compliance Officer. Any concerns, inquiries or requests related to the Privacy Guidelines should be directed to your Compliance Officer.

Confidential Information

Confidential information of the Company or any aspect of its business activities must not be disclosed to any person, except in the necessary course of business, unless and until such information is made available to the public by the Company.

Examples of confidential information include non-public information about the Company’s:

•                  operations, results, strategies and projections;

•                  business plans, business processes and client relationships;

•                  product pricing, and new product and other business initiatives;

•                  prospective or actual clients, suppliers, re-insurers or advisors;

•                  technology systems and proprietary products;

•                  lawyer/client communications; and

•                  merger, acquisition and divestiture plans,

as well as confidential information the Company receives from other companies and from clients.

You are responsible for protecting any confidential information in your possession against theft, loss, unauthorized disclosure, access or destruction, or other misuse. To protect confidential information, you should:

•                  only disclose confidential information to others within the Company on a need-to-know basis or when authorized to do so;

•                  control access to confidential information by, for example, not leaving it unattended in conference rooms or discarding it in a public place;

•                  refrain from discussing confidential Company business in public where you may be overheard, including in elevators, in restaurants, in taxis or on airplanes; and

•                  comply with all relevant Business Practices and Procedures that have been established in your business area or office to safeguard confidential information, including those regarding the use of electronic communications, such as cell phones, Internet and e-mail.

Your obligation to protect the Company’s confidential information continues after your employment or appointment with the Company has ended. As well, any documents or materials containing confidential information must be returned when you leave the Company.

If you are uncertain about whether specific information must be kept confidential, or what procedures you should use to protect confidentiality, consult your supervisor or contact legal counsel in the Legal Department.

You must also comply with the requirements related to the confidentiality of material non-public information contained in the Insider Trading and Reporting Policy appended to this Code.

4. Conflicts of Interest and Corporate Opportunities

You must act in the best interests of the Company. A conflict of interest arises when your personal interests interfere with the interests of the Company. A conflict of interest — even the appearance of a conflict of interest — may be harmful to the Company.

Any conflicts of interest, or potential conflicts of interests, must be disclosed, as set out below. Some conflicts may be permissible if they are disclosed and approved. Otherwise, conflicts must be avoided.

Many situations could give rise to a conflict of interest, or to the appearance of a conflict of interest, such as the following:

•                  using Company property, information or relationships, including opportunities of the Company, for direct or indirect personal gain;

•                  working for another organization that competes with the Company, or that has a business relationship with the Company;

•                  receiving personal discounts or benefits from suppliers, service providers or other business connections of the Company, that are not generally available to others at the Company;

•                  receiving gifts or entertainment that could influence, or appear to influence, business decisions;

•                  directing business to a supplier that is owned or managed by a spouse, relative or close friend;

•                  hiring, supervising or making a promotion decision about a spouse, relative or close friend;

•                  you or a member of your family having a significant financial interest in a competing business, or in a current or prospective supplier or service provider;

•                  becoming an insider in any public company by acquiring more than 10% of the voting rights of that company; and,

•                  accepting an appointment to the board of directors or a committee of any organization whose interests may conflict with the Company’s interests, or accepting an appointment to the board of directors of any publicly traded company.

These are just examples. Since it is not possible to list all potential conflicts, you must exercise good judgement and common sense in anticipating situations that may give rise to a conflict of interest.

All potential and actual conflicts of interest, or transactions or relationships that may give rise to a conflict of interest, must be disclosed immediately. This requirement extends to any interests, transactions or relationships involving you, your immediate family or other individuals in close personal relationships with you.

Employees and officers who believe they may have a conflict of interest, become aware of the potential for a conflict of interest involving other people, or are uncertain whether the potential for a conflict of interest exists, must immediately notify their Compliance Officer. In these circumstances, directors should contact the General Counsel or the Chairman of the Board of IGM.

Conflicts will be reviewed upon disclosure. When the review is completed, you will receive a written response from your Compliance Officer, the General Counsel or Chairman of the Board of IGM.

Outside Business Activities

Officers and employees should be aware that engaging in outside business activities, such as taking a second job, running your own business, or accepting a directorship may be prohibited. The Company has established Business Practices and Procedures regarding participation in outside business activities. If you plan to engage in any outside business activities, you must familiarize yourself with and adhere to these Business Practices and Procedures.

In all cases, potential conflicts of interest related to those activities should be disclosed to your Compliance Officer. Members of the board of directors should disclose potential conflicts to the General Counsel or the Chairman of the Board of IGM.

5. Insider Trading and Reporting

You must comply with the IGM Financial Inc. Insider Trading and Reporting Policy, which is appended to this Code. In particular, among other things:

•                  You may not buy, sell or otherwise trade in securities of IGM, or Power Financial Corporation, Power Corporation of Canada, Great-West Lifeco Inc., The Great-West Life Assurance Company, Canada Life Financial Corporation, The Canada Life Assurance Company or Great-West Lifeco Finance (Delaware) LP (the “Public Affiliates”) if you possess material non-public information about those companies. This restriction does not apply to certain purchases of IGM common shares specifically referenced in certain share plans such as, but without limitation to, the Employee Share Ownership Plan and transfers of shares where underlying beneficial ownership of the shares does not change. Please refer to the Insider Trading and Reporting Policy for more information. Trading with knowledge of material non-public information is illegal under applicable securities laws.

•                  You may not disclose material non-public information about those companies (a practice commonly referred to as “tipping”) except in the necessary course of business. If you must communicate material non-public information about any of those companies in the necessary course of business, you should generally advise the recipient not to disclose the information without written authorization from the appropriate company, and not to buy, sell or otherwise trade in the securities of the company until such time as the information has been generally disclosed to the public. You should be careful to avoid inadvertently disclosing material non-public information to your spouse, family members, friends and others as this could be considered tipping. Tipping is illegal under applicable securities laws.

•                  You may not buy, sell or otherwise trade in the securities of a company with which the Company does business, if you possess material non-public information about that company, unless and until such information has become public. In addition, you may not tip others concerning such information.

•                  No director or officer who is an insider may speculate in (e.g. sell a “call” or buy a “put”) the securities of IGM or any of its Public Affiliates regardless of whether or not he or she possesses material non-public information.

•                  No director or officer who is an insider may knowingly sell short or otherwise sell the securities of IGM or any of its Public Affiliates if he or she does not own or has not fully paid for the Securities to be sold (other than in connection with a “cashless” exercise of an option where the individual is entitled to be issued a security upon payment of the exercise price).

•                  Directors of IGM and Restricted Trading Officers (as designated by the Co-Presidents and Chief Executive Officers), may not buy, sell or otherwise trade in the securities of IGM or any of its Public Affiliates at any time without the approval of the General Counsel.

•                  Directors and certain officers may be required to file reports of trades in securities of IGM or any of its Public Affiliates with regulatory authorities.

For these purposes, “material non-public information” about a company is information that:

•                  has not been generally disclosed to the public through a news release, a communication to shareholders or widely reported media coverage; and

•                  significantly affects, or would reasonably be expected to have a significant effect on, the market price or the value of any securities of the company or that could affect the decision of a reasonable investor.

Examples of material non-public information may include information about:

•                  earnings or financial performance;

•                  business operations, results, projections or strategic plans;

•                  potential mergers, acquisitions or divestitures;

•                  potential sales of assets;

•                  gains or losses of major clients;

•                  the introduction of new products;

•                  public offerings of securities;

•                  changes in senior management;

•                  major changes in accounting policy; and

•                  actual or threatened lawsuits or regulatory investigations.

If you are not sure whether information is material non-public information, you should contact senior legal counsel in the Legal Department. If you require guidance concerning the IGM Financial Inc. Insider Trading and Reporting Policy, you should contact senior legal counsel for IGM before buying, selling or otherwise trading in any securities.

6. Fair Competition

Fair Competition

The Company is committed to conducting its business in compliance with all competition laws (also called “antitrust laws”). Competition laws cover a wide range of business and competitive conduct, and generally prohibit any agreement to restrain or injure competition in a significant way. Among other things, competition laws prohibit agreements and understandings with others (including competitors, clients or suppliers) to:

•                  fix product prices;

•                  rig bids;

•                  boycott clients or suppliers;

•                  allocate clients or markets; and

•                  limit the sale or production of products or services.

Competition laws also prohibit deceptive marketing practices, including making false or misleading statements. Other business practices that unduly or substantially prevent, limit or lessen competition may also be prohibited. In certain circumstances, such practices may include “tied selling” (supplying a particular product or service to a client only if the client also agrees to purchase another product or service) and “exclusive dealing” (requiring a client to deal only or primarily in your product or service).

You must not engage in anti-competitive practices. You should familiarize yourself with and adhere to Business Practices and Procedures that have been established to guide you in avoiding anti-competitive practices. The failure to comply with competition laws may result in the prosecution of individuals, who could face substantial fines, damage awards and/or prison terms, and may subject the Company to criminal fines, administrative penalties and private lawsuits. Even allegations of anti-competitive behaviour can have a serious reputational impact. If you have any questions, you should contact senior legal counsel in the Legal Department.

If your work involves contact with competitors in any setting, including trade association meetings, it is important that you avoid discussions regarding pricing, bids, discounts, promotions, terms and conditions of sale, and any other proprietary or confidential information.

If you are unsure whether a particular business practice may be anti-competitive, or if you become aware of any practice that may be anti-competitive, you should contact senior legal counsel in the Legal Department.

7. Payments, Gifts and Entertainment

You must not engage in bribery, extortion or attempts to otherwise inappropriately influence public officials or others in order to obtain business advantage or access. These practices will not be tolerated by the Company.

Offering gifts and entertainment to others outside the Company may be appropriate in certain situations. However, the timing and nature of the gift or entertainment, as well as the circumstances under which it is offered, are important.

In particular, any gift or entertainment must be:

•                  reasonable and modest;

•                  considered an accepted business practice; and

•                  legal.

In general, gifts and entertainment should also be unsolicited.

Please refer to the Conflict of Interest and Corporate Opportunities section of this Code for guidance regarding situations where payments, gifts or entertainment have been offered to you.

8. Fraud Prevention

In carrying out your duties with the Company, you must not initiate, participate or assist in fraudulent or dishonest activities. Such activities include, but are not limited to:

•                  theft, embezzlement or misappropriation of client or Company funds or property, or the property or funds of others;

•                  forgery or alteration of any document or part thereof, including but not limited to cheques, drafts, promissory notes or securities or policy related documents such as claims, loans, surrenders, withdrawals, assignments, etc.;

•                  falsification, misuse or unauthorized removal of client or Company records;

•                  false representation or concealment of information that is designed to result in a party obtaining a benefit to the detriment of the Company or its clients; and

•                  false representation or concealment of information that is designed to result in the Company obtaining a benefit to the detriment of others.

Reporting, Investigation and Requests for Information or Assistance

The Company will promptly investigate any reports of fraudulent or dishonest activity related to Company business by directors, officers, employees, clients, claimants, vendors, suppliers or service providers. If you are aware of or suspect such fraudulent or dishonest activity, you must promptly report it to the General Counsel or Chairman of the Board of IGM.

Do not attempt to conduct your own investigation. The Company is responsible for the investigation of any dishonest or fraudulent activities related to Company business. Where appropriate, the Company will report any dishonest or fraudulent activities to the appropriate law enforcement or regulatory agencies.

If you receive a request for information or assistance concerning fraudulent or dishonest activities from a law enforcement or regulatory agency, or from any other third party, you should immediately notify your Compliance Officer.

For additional guidance, please contact the General Counsel of IGM.

9. Integrity of Financial Information and Reporting Concerns

The Company’s financial statements must be prepared in accordance with Generally Accepted Accounting Principles, including the accounting requirements of applicable regulators. The Company’s financial statements must fairly present, in all material respects, the financial position, results of operations and cash flows of the Company.

You are responsible for the accuracy of all financial, accounting and expense information prepared by you, or under your supervision, and submitted to, or on behalf of, the Company. Any financial information must be accurate, timely, informative and understandable. You have a responsibility to raise any concerns you may have regarding accounting, internal accounting controls or auditing matters.

The Company has established the Accounting Policies, appended to this Code, to allow you to report complaints or concerns about IGM or any of its subsidiaries regarding these matters, and to ensure that such reports are investigated promptly and thoroughly. Please refer to the Accounting Policies for examples of possible concerns regarding accounting, internal accounting controls or auditing matters, and for instructions on reporting procedures. Employees may report any complaint or concern anonymously although the Company’s ability to fully investigate an anonymous report may be limited if it is unable to obtain additional information.

In addition, if you become aware of any investment or transaction that you believe could adversely affect the well being of the Company, you must report it to the General Counsel of IGM. The General Counsel will ensure that any concerns regarding such matters are reviewed by Company officers and, if appropriate, reported to the Audit Committee of the Board of Directors. Directors should report similar concerns to the General Counsel or the Chairman of the Board of IGM.

10. Anti-Money Laundering

The Company is committed to complying with legislation to deter and detect money laundering. Money laundering is the process by which criminals attempt to conceal the proceeds of criminal activity, such as financing terrorist activities, narcotics trafficking, bribery and fraud, to hide them or to make those proceeds appear legitimate. Money laundering often involves complex financial transactions and encompasses many different types of products and services.

The Company has established Business Practices and Procedures and training protocols for applicable business areas in accordance with applicable anti-money laundering laws in each jurisdiction. Such Business Practices and Procedures generally set out requirements with respect to client identification and record keeping, and the reporting of suspicious transactions. If you handle transactions for clients either directly or indirectly, for example by processing forms or payments from or to a client, you must familiarize yourself with and adhere to the applicable Business Practices and Procedures.

For further guidance, consult your supervisor or your Compliance Officer.

11. Records Retention

The Company has established Business Practices and Procedures and/or certain practices with respect to records retention to help it meet its regulatory and legal obligations, and the expectations of its clients, shareholders and others who rely on the accuracy and availability of its information. The integrity of the Company’s record keeping processes is important to help the Company meet these obligations and expectations.

Company records include all documents and data, whether paper or electronic, that are produced or received in the course of doing Company business. You must retain Company records in accordance with applicable Business Practices and Procedures and/or established practices, and you may dispose of them only as authorized by those Business Practices and Procedures and/or established practices.

You must not conceal, destroy or alter any Company records that are relevant to any pending, threatened or anticipated regulatory investigation or legal proceeding. Such records must be retained until the matter is finally determined and you are otherwise instructed by the Legal Department. If you believe that any Company records in your possession are, or may be, the subject of litigation, audit or investigation, you must notify and consult with the Legal Department. Failure to retain required Company records may result in criminal and civil proceedings against you and the Company.

For additional guidance, please consult the Business Practices and Procedures related to records retention, or contact your supervisor or your Compliance Officer.

12. Communicating with Others

Disclosure of Financial and Corporate Information

The Company is committed to consistent and fair disclosure practices aimed at informative, timely and broadly disseminated disclosure of information to the market in accordance with all applicable laws.

The Company is subject to the requirements of securities regulators and stock exchanges about how and when information about the Company is disclosed to the public. Accordingly, the Company has established Business Practices and Procedures, including the IGM Disclosure Policy to help ensure that the public disclosure of significant non-public information is accurate, timely, informative and understandable.

As part of the Company’s approach to disclosure, a Disclosure Committee has also been established to oversee and coordinate the implementation of the IGM Disclosure Policy. This Committee is comprised of the Co-Presidents and Chief Executive Officers; the Senior Vice-President, General Counsel and Secretary; and the Chief Financial Officer of IGM.

You must comply with all Business Practices and Procedures related to the disclosure of non-public information, including the IGM Disclosure Policy which says, among other things, that:

•                  You must immediately refer information relating to a development or circumstance that may constitute significant non-public information to the Disclosure Committee through your supervisor. Senior officers receiving such information should in turn refer such information to a member of the Disclosure Committee.

•                  You must maintain the confidentiality of all significant non-public information and you must not disclose it to any person until it has been generally disclosed to the public, unless disclosure of the information is necessary in the course of business. If you must communicate significant non-public information in the necessary course of business, you should generally advise the recipient not to disclose the information without written authorization from the appropriate company, and not to buy, sell or otherwise trade in the securities of the company until such time as the information has been generally disclosed to the public.

•                  You must not “selectively disclose” significant non-public information, other than in the necessary course of business. Selective disclosure occurs when significant non-public information is communicated to only some members of the public, such as investors or analysts and other market professionals.

•                  You must not circulate analysts’ reports to third parties without the approval of the Disclosure Committee.

•                  You must not respond to inquiries from investors, analysts or other members of the investment community, or the media, unless you have been authorized to do so. Requests for information from such sources must be referred to a Spokesperson designated in the Disclosure Policy.

•                  You must not discuss or post information relating to the Company or the trading of its securities in Internet chat rooms, newsgroups or bulletin boards.

For these purposes, “significant non-public information” about the Company means information that:

•                  has not been generally disclosed to the public in a manner reasonably expected to result in broad dissemination to the marketplace, which may include the release of such information through a news release, a communication to shareholders or widely reported media coverage; and

•                  would reasonably be expected to have a significant effect on the market price or the value of any securities of the Company or that could affect the decision of a reasonable investor to buy, hold or sell the securities of the Company.

If you are involved in the disclosure of information to the market, you must familiarize yourself with and adhere to the related Business Practices and Procedures. If you have questions regarding the disclosure of Company information, ask your supervisor or contact the Legal Department.

Requests from Regulators

The Company is regulated by a number of different entities. From time to time, these regulators may examine or request information from the Company. The Company co-operates with all appropriate requests for information on a timely basis. In order to help ensure prompt, consistent response and confidentiality of regulatory information, if you receive an inquiry from a regulator, before responding, you must notify or discuss with your Compliance Officer, or the Legal Department. A record should be kept of all information provided in response to regulatory requests. Please refer to related Business Practices and Procedures for additional guidance.

Information provided to regulators should be accurate and factual. You must not conceal, destroy or alter any documents, lie or make any misleading statements to any regulatory agency representative or cause anyone else to do the same. If you become aware of or suspect someone else of doing so, you must report it immediately to the Legal Department.

Sales Communications

Any advertising or any other material posted on the Company’s public website that could reasonably be considered to be a “sales communication” of one of the Companies’ dealers must be submitted to the appropriately designated officer for review and approval, in accordance with the rules set out by securities regulators.

Media Contact

In addition to everyday communications with outside persons and organizations, the Company will, on occasion, be asked to express its views to the media. If you are approached by a member of the media, you should indicate that it is the Company’s policy to refer all media inquiries to the local officer responsible for communications or public relations in accordance with the established Business Practices and Procedures. You should not respond to any media inquiries unless you are authorized to do so by senior management.

Personal Communications

Your personal communications should not identify the Company or your position with the Company. Do not use Company letterhead, envelopes, fax cover sheets, or other communication materials containing the Company’s name, logo or trademark for your personal communications.

In particular, in any personal communication with politicians, public officials, industry or professional associations, the media or the general public, you should not lead people to believe that you are expressing the views of the Company.

Political Involvement

The Company supports and respects your right to participate in the political process. However, you must not use Company funds, goods or services as contributions to, or for the benefit of, candidates or political organizations, unless specifically authorized by the President and Chief Executive Officer of the Company.

No one in the Company may require you to contribute to, support or oppose any candidate or political organization.

The Company may engage in political activities, including communicating with policy-makers at all levels of government and their staffs. You should not engage in such activity on behalf of the Company unless you have obtained authorization to do so from senior management, or for directors, from the Chairman of the Board of IGM. These activities may trigger registration, licensing, and disclosure requirements. If you engage in such activities on behalf of the Company, you must comply with all applicable laws and regulations, and must contact your

Compliance Officer or senior legal counsel for the Company.

13. Use of Company Resources

Company resources are intended for Company business, not personal use. Company resources include all equipment, supplies, letterhead, documents, data, mail services, phone services, email and Internet access, and any other resources provided by the Company to support Company business activities. You are expected to use care and diligence to ensure that Company resources entrusted to you are secure. Misappropriation, unauthorized removal, or fraudulent or inappropriate use of Company resources is not permitted.

Incidental personal use of certain Company resources (e.g., email, Internet, local telephone calls, photo-copiers) may be acceptable, subject to management discretion and compliance with related Business Practices and Procedures, as long as it does not interfere with the intended business uses, it does not incur unauthorized expenses and it does not interfere with your productivity. Company resources must never be used for outside business activities, for improper purposes or to violate any laws. If you have a question about the incidental use of Company resources, please contact your supervisor or your Compliance Officer.

Computers and other electronic equipment, and all files and data stored on such equipment, are the property of the Company. The Company may monitor the use of all systems and equipment, and the content of all files and data, in accordance with local laws. By using Company systems or equipment, you consent to the Company’s inspection and use of any and all files and data transmitted via or stored on Company systems or equipment, including personal files and e-mail. The downloading or installation of unapproved software is not permitted.

Business Practices and Procedures have been established to govern the use of the Company’s e-mail systems, Internet resources and other technology. Business Practices and Procedures have also been established to govern the reporting and reimbursement of allowable business expenses. You should familiarize yourself with and adhere to applicable Business Practices and Procedures.

If you become aware of loss, theft or misuse of Company resources or have questions about the proper use of those resources, you should contact your supervisor or your local Compliance Officer.

14. Intellectual Property

Company Intellectual Property

The Company’s intellectual property is among its most valuable assets and the Company is committed to protecting it. The Company’s intellectual property includes:

•                  brands, logos, slogans, domain names, business names and other identifying features used to identify the Company and its products or services;

•                  software, scripts, interfaces, documentation, advertising and marketing materials, content (such as website content) and databases;

•                  trade secrets, ideas, inventions, systems and business processes; and

•                  confidential information, as addressed in the Personal and Confidential Information section of this Code.

Intellectual property created while carrying out the duties of your employment or appointment with the Company, or using any Company resources, whether created during regular business hours or after hours, and whether created on or off Company property, is owned by the Company. You should disclose the creation of any such intellectual property to your supervisor.

The Company may require your assistance, both during and after employment or appointment, in connection with its attempts to evidence, register or enforce its rights in this intellectual property, including the rights afforded by trademarks, copyrights and patents. The Company may require you to waive or assign all rights, title and interest in this intellectual property to the Company.

You must use the Company’s intellectual property only as required in your position with the Company. Some examples of inappropriate use or infringement of the Company’s intellectual property may include:

•                  using Company logos on a personal website;

•                  duplicating copyrighted material without permission;

•                  altering a Company logo to serve a purpose for which it was not intended; and

•                  distributing Company software to third parties

Intellectual Property of Others

In the course of its business, the Company may use the intellectual property of others that it has licensed, acquired or obtained permission to use. For example, the Company uses computer software under license from other companies, newspapers, books, magazines, articles, audio and video recordings, or other copyrighted material.

The Company respects the intellectual property rights of others. In the course of your duties with the Company, you must not use any intellectual property that belongs to others unless permitted by the terms of the applicable license agreement or otherwise permitted by applicable law.

Some examples of unauthorized or unlawful use of the intellectual property of others may include:

•                  using another company’s logos in Company marketing materials without permission;

•                  duplicating copyrighted material without permission;

•                  plagiarizing documents, in whole or in part;

•                  installing software that is not licensed to the Company onto Company computers; and

•                  using intellectual property you obtained in the course of your employment with another company, in the course of your duties with the Company.

Reporting and Further Guidance

If you become aware of or suspect any inappropriate use or infringement of the Company’s trademarks, copyrights, patents or other intellectual property rights, or the intellectual property rights of others, you should report it to legal counsel in the Legal Department.

For further guidance on your obligations relating to intellectual property, consult your supervisor or legal counsel in the Legal Department.

Appendices

A. Privacy Guidelines

B. Insider Trading and Reporting Policy

C. Accounting Policies

Appendix A

Privacy Guidelines

Protecting the privacy and confidentiality of personal information

These Privacy Guidelines describe our commitment to privacy, and explain the principles that guide us in protecting the privacy and confidentiality of personal information.

Personal information is information about an identifiable individual. It includes, but is not limited to, health and financial information.

The Company, its directors, officers and employees, and its licensed representatives and other persons and organizations who act for, or on behalf of, the Company, are required to comply with these Privacy Guidelines.

Access to personal information is restricted to directors, officers, employees, licensed representatives, and other persons or organizations acting for, or on behalf of, the Company, who need the information in order to provide services to the client or the Company.

Our Privacy Principles

Accountability

The Company is responsible for personal information in its control, including information that may be transferred to a service provider performing services for, or on behalf of, the Company. The Company has established these Privacy Guidelines, and procedures and practices, to safeguard such personal information.

Purposes

The Company identifies the purposes for which it collects personal information either before or at the time of collection.

Consent

The Company collects, uses and discloses personal information only with the consent of the individual, or as otherwise allowed by law.

Consent to the collection, use, or disclosure of personal information may be express or implied, as appropriate. Individuals may withdraw their consent at any time, subject to legal or contractual restrictions and considerations.

Collection

The Company only collects personal information that is necessary for the purposes identified. Personal information is collected directly from the individual, and may, with consent or as otherwise allowed by law, be collected from other sources.

Use, disclosure and retention

Personal information is not, without consent, used or disclosed to a third party for any purpose other than that for which it was collected, unless such use or disclosure is required or allowed by law. This may include use or disclosure in order to protect the Company’s interests in civil proceedings and in proceedings involving criminal activity, fraud or misrepresentation. The Company retains personal information only as long as necessary to fulfill the identified purpose or as otherwise required or allowed by law.

Accuracy

The Company uses reasonable efforts to ensure that personal information is accurate and complete for the purposes for which it is to be used.

Safeguards

The Company protects the security and confidentiality of personal information with safeguards appropriate to the sensitivity of the information.

Openness

The Company’s Privacy Guidelines are available to clients and the public. Upon written request addressed to the Chief Compliance Officer, we will provide a copy of these Guidelines, and respond to inquiries about our practices relating to personal information.

Individual access

An individual may request to be informed of the existence, use and disclosure of personal information pertaining to him or her. The Company will provide appropriate access to such information that it holds. If the Company determines not to provide access to personal information, we will provide an explanation. Individuals may request the correction of personal information the Company holds about them, and if we find that what we have is incorrect, we will correct it.

Concerns, inquiries or requests

Any concern, inquiry or request related to privacy should be made in writing. Send to:

Chief Compliance Officer

IGM Financial Inc.

447 Portage Avenue

Winnipeg MB

R3C 3B6

Appendix B

Insider Trading and Reporting Policy

Insider Trading and Reporting Policy

© IGM Financial Inc. 2006

AMENDED: June 2014

IGM Financial Inc.

Insider Trading and Reporting Policy

This Policy governs the trading in securities of IGM Financial Inc. (“IGM”) and certain other companies by directors, officers and employees of IGM and its subsidiaries. This Policy does not apply to trading in securities of IGM by Investors Group’s Consultants, Regional Directors and Division Directors or by IPC financial advisors.

A. INTRODUCTION

1.                                      Purpose and Scope

Certain Canadian federal and provincial statutes impose:

•                                          restrictions on trading in the securities of public companies;

•                                          restrictions on communicating certain information about public companies; and

•                                          obligations on certain individuals to report securities trades to appropriate regulatory authorities.

This Policy has been established by IGM to assist its directors, officers and employees and the directors, officers and employees of its subsidiaries, in complying with these statutory requirements.

The policy also differentiates between insiders who must report their trades by filing insider trading reports with the Canadian Securities Administrators (“non-exempt insiders”) and insiders who do not need to file reports (“exempt insiders”), though they must continue to abide by the rules for insiders set out in this policy. The Corporate Secretary’s Department maintains a list of insiders and will advise insiders as to whether they are exempt or non-exempt.

2.                                      Definitions

In this Policy, the term:

“Associate” of IGM or of a director, officer or employee of IGM or a subsidiary of IGM means:

•                                          a company of which IGM or the director, officer or employee beneficially owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities;

•                                          any partner of IGM or any business partner of the director, officer or employee;

•                                          any trust or estate in which IGM or the director, officer or employee has a substantial beneficial interest or as to which IGM or the director, officer or employee serves as a trustee or in a similar position;

•                                          the spouse or common law spouse of the director, officer or employee who resides in the same home as the director, officer or employee; and

•                                          any relative of the director, officer or employee or his or her spouse or common law spouse, as referred to in the preceding bullet, who resides in the same home as the director, officer or employee.

“Blackout Period” means a period determined by IGM, other than a Quarterly Blackout Period, in respect of which IGM determines that it would be inadvisable for some or all of the persons governed by this policy to trade in securities of IGM.

“Deferred Share Unit Plan” means the deferred share unit plan for the directors of IGM and any other similar plan for the directors and/or senior officers of IGM or of a subsidiary of IGM.

“Exempt Insiders” means those IGM Insiders who, pursuant to National Instrument 55-101 (as amended from time to time) (“NI 55-101”), are exempt from the obligation to file insider reports, a list of whom is maintained by IGM’s Corporate Secretary’s Department.

“IGM Insiders” for purposes of this Policy means:

•                                          every director or officer of IGM; and

•                                          every director or officer of a subsidiary of IGM.

“material change” means a change (or a decision to implement a change) in the business, operations or capital of IGM or a Public Affiliate that would reasonably be expected to have a significant effect on the market price or value of any of the Securities of IGM or the Public Affiliate, as the case may be.

“material fact” in relation to IGM or a Public Affiliate of IGM means a fact that would reasonably be expected to have a significant effect on the market price or value of the Securities of IGM or the Public Affiliate, as the case may be.

“Material Non-Public Information” means, in respect of IGM or a Public Affiliate, any information (including a material fact or a material change) relating to such company or a subsidiary of such company that would reasonably be expected to have a significant effect on the market price or value of the Securities of IGM or the Public Affiliate or that could affect the decision of a reasonable investor and that has not been generally disclosed to the public.

“Non-Exempt Insiders” means those IGM Insiders who pursuant to NI 55-101 are not exempt from the obligation to file insider trading reports, a list of whom is maintained by IGM’s Corporate Secretary’s Department.

“Officer” means (a) a chair or a vice-chair of the board of directors, a chief executive officer, a chief operating officer, a chief financial officer, a president, a vice-president or above, a secretary, an assistant secretary, a treasurer, an assistant treasurer, or the general manager, (b) every individual who is designated as an officer under a by-law or similar authority of IGM, and

(c) any other individual who performs functions similar to those normally performed by an individual occupying any office referred to in (a) or (b).

“Public Affiliates” means Power Corporation of Canada, Power Financial Corporation, Great-West Lifeco Inc. and Canada Life Capital Trust.

“Securities” means any shares, stock options, bonds, debentures, notes or other evidence of indebtedness, deferred share units, stock appreciation rights and any other document, instrument or writing commonly known as a security.

“Share Purchase Plan” means the IGM Employee Share Purchase Plan and any other similar plan for the employees of IGM or a subsidiary of IGM.

“Trade Date” means the actual date of a trade or transaction in Securities and not the date of the settlement of the trade or transaction.

B.                                    PROHIBITED ACTIVITIES

1.                                      General Restrictions on Trading in Securities of IGM and its Public Affiliates

No director, officer or employee of IGM or of any of its subsidiaries nor any of their Associates who has knowledge of Material Non-Public Information with respect to IGM or any of its Public Affiliates shall sell, purchase or otherwise trade in the Securities of IGM or in the Securities of any such Public Affiliate, as the case may be.

This prohibition applies to all sales, purchases and other trades in Securities of IGM and its Public Affiliates (other than as described below under Section 2 — Exemptions from Trading Restrictions) including:

•                                          purchases and sales of Securities on a private basis or through a stock exchange or other public market;

•                                          exercises of stock options accompanied by sales of underlying securities;

•                                          the communication of instructions under the Share Purchase Plan or the Deferred Share Unit Plan to increase, decrease or discontinue contributions; and

•                                          the sale of Securities of IGM acquired under the Share Purchase Plan.

This prohibition ceases to apply when:

•                                          the Material Non-Public Information has been generally disclosed to the public by way of a press release and more than two full trading days have elapsed since the day on which the press release was issued; or

•                                          the Material Non-Public Information ceases to be material (e.g. a potential material acquisition has been abandoned).

It may be difficult to determine definitively whether particular information constitutes Material Non-Public Information and, accordingly, any significant non-public information (such as information about financial results, dividends or a proposed significant acquisition or disposition) should be treated as Material Non-Public Information.

In addition to the foregoing restrictions:

•                                          directors of IGM; and

•                                          those officers of IGM and its subsidiaries who have been designated by IGM’s Co-Presidents and Chief Executive Officers as being a “Restricted Trading Officer” for purposes of this Policy may not at any time sell, purchase or otherwise trade in the Securities of IGM or in the Securities of any of the Public Affiliates without the prior approval of the Corporate Secretary of IGM.

2.                                      Exemptions from Trading Restrictions

The trading restrictions set forth in Section 1 and Section 7 of this Policy do not apply to the following:

•                                          purchases of Securities made pursuant to an automatic dividend reinvestment plan or a Share Purchase Plan pursuant to standing instructions given prior to the commencement of a blackout period and prior to the acquisition of knowledge of Material Non-Public Information;

•                                          the grant or redemption of deferred share units pursuant to the Deferred Share Unit Plan as, and in accordance with the requirements relating to, an automatic securities purchase plan under applicable securities legislation; and

•                                          transfers of shares where underlying beneficial ownership of the shares does not change (i.e. Employee Share Purchase Plan to RRSP).

3.                                      Restrictions on Trading in Securities of Other Companies

In the course of their duties with IGM or its subsidiaries, directors, officers and employees and their Associates may become aware of Material Non-Public Information about another company in the context, for example, of investigating a potential investment or acquisition. In that case, the restrictions set forth in Section 1 apply with respect to selling, purchasing or otherwise trading in the Securities of that other company.

4.                                      No Tipping

No director, officer or employee of IGM or any of its subsidiaries nor any of their Associates shall communicate Material Non-Public Information with respect to IGM or any of its Public Affiliates to any other person or company, except in the necessary course of business, nor shall any such director, officer or employee or any of their Associates who is aware of Material Non-Public Information with respect to IGM or any of its Public Affiliates encourage any other person or company to sell, purchase or otherwise trade in the Securities of IGM or any of its Public Affiliates regardless of whether the Material Non-Public Information itself is specifically communicated to such person or company.

In complying with this provision, it is important to avoid communicating Material Non-Public Information inadvertently by, for example, discussing it in places where the conversation may be overheard (such as elevators, restaurants, taxis, airplanes or on cell phones), or by allowing documents or relevant material to be seen by individuals who do not need to know the information (such as reading, displaying or discarding documents in public places).

If Material Non-Public Information must be communicated in the necessary course of business (which does not include disclosure to analysts, institutional investors, other market professionals or members of the press and other media), and subject to complying with the Disclosure Policy of IGM, the individual communicating the Material Non-Public Information shall advise the recipient not to disclose the information without written authorization from the appropriate company, and not to buy, sell or otherwise trade in the Securities of the company until such time as the information has been generally disclosed to the public.

In the course of their duties with IGM or its subsidiaries, directors, officers and employees may become aware of Material Non-Public Information about another company in the context, for example, of investigating a potential investment or acquisition. In that case, the restrictions on tipping set forth in this Section apply to such Material Non-Public Information.

5.                                      No Speculation

No IGM Insider shall knowingly, directly or indirectly, sell a “call” or buy a “put” in respect of any Security of IGM or any of its Public Affiliates. In addition, IGM Insiders may not purchase or sell Securities of IGM or any of its Public Affiliates with the intention of reselling or repurchasing them within a six month period in the expectation of a short-term rise or fall in the market price of the Securities. Speculating in Securities of IGM or its Public Affiliates for short-term profit is to be distinguished from purchasing and selling such Securities as part of a longterm investment program.

6.                                      No Short Selling

No IGM Insider shall knowingly sell, directly or indirectly, any Security of IGM, or of any of its Public Affiliates if he or she does not own or has not fully paid for the Securities to be sold (other than in connection with a “cashless” exercise of an option where an Insider is entitled to be issued a security upon payment of the exercise price).

7.                                      Restrictions on Trading During Quarterly Blackout Periods and Blackout Periods

No IGM Insider, no Associate of an IGM Insider, and no other officer or employee of IGM or other person who has been designated by IGM’s Co-Presidents and Chief Executive Officers as being subject to the Quarterly Blackout Periods shall sell, purchase or otherwise trade in the

Securities of IGM, Power Corporation of Canada, or Power Financial Corporation during any Quarterly Blackout Period.

In addition, such IGM Insiders, Associates of IGM Insiders, officers or employees of IGM or other persons who have been designated by IGM’s Co-Presidents and Chief Executive Officers for such purpose, shall not sell or purchase or otherwise trade in securities of IGM, Power Corporation of Canada, or Power Financial Corporation, during any Blackout Period as they may be advised by IGM.

IGM shall advise IGM Insiders and the other persons referred to above in advance, as applicable, as to when each Quarterly Blackout Period or Blackout Period is to commence and terminate.

8.                                      Advising Associates of Trading and Tipping Restrictions

Directors, officers and employees of IGM or a subsidiary of IGM shall advise their Associates of the restrictions in Sections 1, 2, 3, 4 and 7 above of this Policy.

C.                                    REPORTING OBLIGATIONS

1.                                      Reporting Trades in Securities of IGM

An insider report must be filed by or on behalf of each Non-Exempt Insider:

•                                          within 10 calendar days of the date on which he or she first becomes a Non-Exempt Insider, disclosing any direct or indirect beneficial ownership of or control or direction over Securities of IGM held at that time (if no such beneficial ownership or control or direction is then held, no insider report need be filed);

•                                          within 10 calendar days of the trade date on which a change occurs in his or her direct or indirect beneficial ownership of or control or direction over Securities of IGM, including purchases and sales in the public markets, dispositions under the Share Purchase Plan, transfers to, from, among and between an agent, nominee or custodian, option grants, exercises and expiry, and certain derivative-based transactions, disclosing the date on which the change took place and the change or changes that occurred, including details of each transaction or trade; and

•                                          within 90 calendar days of December 31, disclosing Securities purchased or, in certain cases, sold during the calendar year under the Share Purchase Plan and any automatic dividend reinvestment plan.

Such insider reports must be filed with provincial securities commissions in accordance with the “System for Electronic Disclosure by Insiders”.

IGM’s Associate Corporate Secretary shall advise IGM Insiders as to whether they are Exempt Insiders or Non-Exempt Insiders. Non-Exempt Insiders who purchase, sell or otherwise trade in Securities of IGM or of any of the Public Affiliates shall immediately so advise IGM’s Associate Corporate Secretary (or alternatively, in the case of directors of IGM or the Public Affiliates, the

Assistant Secretary of Power Financial Corporation or the Associate Secretary of Great-West Lifeco Inc., as the case may be, who shall prepare and file insider reports on behalf of such Non-Exempt Insiders.)

Individual insider files are maintained by the Corporate Secretary’s Department for all IGM Insiders and for all applicable securities transactions. If you wish to prepare your own insider trading forms, you are required to provide a copy of the form to the Corporate Secretary’s Department at the same time that you file the form with the provincial securities commissions.

2.                                      Reporting Trades in Securities of other Public Affiliates

Under applicable securities legislation, IGM Insiders are also insiders of Power Corporation of Canada, Power Financial Corporation and Great-West-Lifeco Inc., and may be required to file separate insider reports in relation to transactions involving Securities of these companies. Persons subject to such reporting obligations are encouraged to consult with the Corporate Secretary of the relevant company to ensure compliance with applicable policies and legal requirements.

3.                                      Exemptions from Reporting Requirements

The requirement to report trades does not apply to the reporting of the grant of units under the Deferred Share Unit Plan for so long as the existence and material terms of the Deferred Share Unit Plan, and the holdings of IGM Insiders of such units, are described and disclosed in IGM’s public filings.

D.                                    SANCTIONS

1.                                      Condition of Appointment or Employment

Failure to adhere to this Policy and applicable legal obligations may expose IGM, the subsidiaries of IGM and their respective directors, officers and employees to sanctions under securities laws, public embarrassment, reputation impairment, civil liability, and/or criminal liability. It is a condition of each director’s, officer’s and employee’s appointment or employment with IGM or a subsidiary of IGM, as the case may be, that they comply with this Policy at all times. IGM and/or a subsidiary of IGM may take any steps or proceedings in respect of any non-compliance as may be available to them, including, but not limited to, termination of appointment or employment.

2.                                      Penalties/Civil Liability

In addition, the federal and provincial statutes which impose trading and tipping restrictions and insider reporting obligations also impose substantial penalties and civil liability for a breach of those restrictions and obligations.

E. GENERAL

Insider trading and reporting is a complex area and this Policy does not cover all circumstances that may arise with respect to insider trading and reporting. Directors, officers and employees who are in doubt about the application of this Policy to them in particular circumstances or who otherwise have questions about this Policy should contact IGM’s Corporate Secretary or IGM’s Associate Corporate Secretary.

Appendix C

Accounting Policies

Accounting Policies

© IGM Financial Inc. 2006 ISSUE DATE: JUNE, 2006 AMENDED: OCTOBER, 2012

IGM Financial Inc.

Accounting Policies

The Audit Committee of the Board of Directors of IGM Financial Inc. (the “Company”) has established policies to maintain and protect the integrity of our accounting and auditing practices and procedures as a public company. An integral part of this commitment is the independence of our external auditors, Deloitte LLP (“Deloitte”) and the external auditors of certain affiliates (“External Auditor”). The policies have been approved by the Audit Committee and apply to all employees of the Company, and its subsidiaries.

All employees are required to read and comply with these policies in full.

POLICIES

1. Pre-approval of services provided by the external auditors, Deloitte

Any person engaging Deloitte, PricewaterhouseCoopers LLP or KPMG LLP for any service must have the engagement request reviewed and approved by the CFO of the Company or referred to the Audit Committee for approval, if appropriate, prior to engaging Deloitte, PricewaterhouseCoopers LLP or KPMG LLP. Approval will be granted in accordance with the Audit Committee’s policies on services provided by the External Auditor.

2. Hiring policy to protect to auditor independence

To protect the actual and perceived independence of the External Auditors, the policy restricts the actual or prospective employment or engagement of:

i)                 a partner or employee of the External Auditor; and

ii)              anyone who has a close business relationship with the External Auditor.

Any employee involved in the hiring process must consult their leader or Human Resources Consultant to familiarize themselves with the full details of this policy.

3. Accounting complaints procedures

If any individual has complaints or concerns regarding accounting, internal accounting controls, or auditing matters regarding the Company or any of its subsidiaries they are encouraged to submit a written complaint regarding their concern.

Examples of potential accounting complaints include the following matters involving either the Company or any of its subsidiaries:

(i)                           fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement;

(ii)                        fraud or deliberate error in the recording and maintaining of financial records;

(iii)                     deficiencies in or non-compliance with internal accounting controls; or

(iv)                    misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in financial records, financial statements, or other financial reports or public disclosure.

Kindly note, that no complainant is subject to retribution for good faith reporting of concerns under these procedures. However, malicious or knowingly false allegations will be viewed as a serious discipline matter.

Complaints regarding these matters should be submitted in writing using the form provided, and be submitted to the Vice President of Internal Audit, except in cases where the complaint itself relates to the Internal Audit Department, in which case complaints should be submitted to the Senior Vice- President, General Counsel and Secretary.

Complaints will be investigated by the Vice President of Internal Audit in accordance with the Investigation Protocol approved by the Audit Committee.

The identity of the individual lodging the complaint will be kept confidential upon request, and will only be disclosed to the recipient of the complaint, members of the Audit Committee, and regulatory agencies if required by law. Full details on the process, including a form for use in lodging the complaint are attached to this email and are posted in the Public Folders.

Questions or concerns regarding the details or intent of the policies should be directed to your leader, or to the Senior Vice-President, General Counsel & Secretary of the Company.

IGM FINANCIAL INC.

PRE-APPROVAL ENGAGEMENT FORM

Nature of Engagement:
(Please select appropriate box)	☐ AUDIT	☐ NON AUDIT (Pre-Approved)	☐ NON AUDIT (Not Pre-Approved)

Internal Contact:

(IGM Financial Inc. or Operating Company)

NAME:

TITLE:	TELEPHONE: ( )

External Auditor Contact:

NAME:

TITLE:	TELEPHONE: ( )

Description of work performed:

Estimated Fee:

Time Frame:	EXPECTED START DATE: / /	EXPECTED END DATE: / /

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IGM FINANCIAL INC.

PRE-APPROVAL ENGAGEMENT FORM

Approvals:

CFO, IGM FINANCIAL INC.	PARTNER, DELOITTE LLP
DATE: / /	DATE: / /

(If required)

CHAIRMAN OF THE AUDIT
COMMITTEE, IGM FINANCIAL INC.

DATE: / /

ACCOUNTING COMPLAINT FORM

Purpose of this form: This form is to be used to report complaints or concerns regarding accounting, internal accounting controls or auditing matters.

Part I:

Note: Employees may but are not required to complete Part I of this form. All other individuals must complete Part I.

NAME:
TELEPHONE: ( )
ADDRESS:

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E-MAIL:

Part II

I am:	☐ an employee of IGM Financial Inc. or one of its subsidiaries
☐ not an employee of IGM Financial Inc. or any of its subsidiaries

Would you like to discuss this matter further?                              ☐ Yes                 ☐ No

If yes, would you like to discuss with:

☐ Internal Audit

☐ General Counsel (only if complaint relates to Internal Audit)

Part III

Department(s) and/or individual(s) involved in this matter:

Describe all relevant facts of the complaint or concern:

Describe how you became aware of this matter:

Describe any steps taken to remedy the matter of which you are aware:

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